    As filed with the Securities and Exchange Commission on January 14, 1999
                          Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                              NEW COMMERCE BANCORP
             (Exact name of registrant as specified in its charter)

        South Carolina                            6021                         58-2403844
-------------------------------       ---------------------------         -------------------
(State or other Jurisdiction of       (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)         Classification Code Number)         Identification No.)

                                 P. O. Box 129
                         Mauldin, South Carolina 29662
                                 (864) 239-0616

     (Address and Telephone Number of Intended Principal Place of Business)
                          ----------------------------
                                James D. Stewart
                            Chief Executive Officer
                               712 N. Main Street
                        Greenville, South Carolina 29609
                                 (864) 313-7601

           (Name, Address, and Telephone Number of Agent For Service)
                          ----------------------------
      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

                             Neil E. Grayson, Esq.
                           C. Russell Pickering, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6225 (Fax)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ] ___________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ] ___________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[  ] ___________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                           --------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

=========================================================================================================
                                                      PROPOSED
                                                       MAXIMUM        PROPOSED MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF        AMOUNT TO BE    OFFERING PRICE    OFFERING AGGREGATE    REGISTRATION
  SECURITIES TO BE REGISTERED       REGISTERED        PER SHARE           PRICE(1)             FEE
---------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value....      800,000          $10.00            $8,000,000           $2,224
=========================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
                         ----------------------------
         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

                SUBJECT TO COMPLETION, DATED JANUARY ____, 1999


                              NEW COMMERCE BANCORP



                           [INSERT COMPANY LOGO HERE]


                         800,000 Shares of Common Stock

                        -------------------------------

         This is an initial public offering of shares of common stock of New Commerce BanCorp. New Commerce is offering a minimum of 550,000 shares and a maximum of 800,000 shares at a price of $10.00 per share. The minimum purchase amount will be 100 shares. There is currently no public market in the shares of common stock. The market price of the shares after this offering may be higher or lower than the initial public offering price.

         New Commerce will use its best efforts to sell the securities offered. The offering is scheduled to end on June 30, 1999, but the company may extend the offering until February 1, 2000, at the latest. All money received will be held in escrow until the minimum number of shares have been sold and New Commerce has received preliminary regulatory approval for the bank it proposes to create. If these criteria are not met prior to the end of the offering period, all funds will be returned.

         Purchases of the shares of common stock are not deposits into an account of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other agency.



INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. PLEASE REVIEW THE RISK FACTORS BEGINNING ON PAGE 6.


                                                       Per Share          Minimum Total            Maximum Total
                                                       ---------       ----------------         ----------------
                                                                       (550,000 Shares)         (800,000 Shares)
                                                                       ----------------         ----------------
Public Offering Price................................     $10.00             $5,500,000            $8,000,000

Sales Agency Commissions (1).........................       0.57                228,000               228,000

Proceeds to New Commerce (1).........................       9.43              5,272,000             7,772,000

(1) Reflects sales agent commissions and fees of 5.7% on a maximum of 400,000 shares.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






                       PROSPECTUS DATED _________________

                               TABLE OF CONTENTS


                                                                                Page
                                                                                ----
Summary ..........................................................................3
Risk Factors......................................................................6
The Offering.....................................................................10
Use of Proceeds .................................................................13
Capitalization...................................................................15
Dividend Policy .................................................................16
Plan of Operation................................................................16
Proposed Business................................................................17
Supervision and Regulation.......................................................21
Management.......................................................................27
Description of Capital Stock of New Commerce.....................................31
Legal Matters....................................................................34
Experts..........................................................................34
Additional Information ..........................................................34
Index to Financial Statements ..................................................F-1
Subscription Agreement..........................................................A-1

                           --------------------------

New Commerce's principal executive offices will be located at One Five Forks Plaza Court near the southwest corner of the intersection of Batesville Road and Woodruff Road, in Simpsonville, South Carolina.

As used in this Prospectus,

-     "New Commerce" or the "Company" means New Commerce BanCorp.

-     The "Bank" means New Commerce Bank, N.A., which will be owned by New
      Commerce.

This prospectus contains certain "forward-looking statements" concerning New Commerce and the Bank and their operations, performance, and financial conditions, including future economic performance, plans and objectives, and the likelihood of success in developing their business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond the control of New Commerce or the Bank. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those set forth in "Risk Factors."

                                    SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

PURCHASES OF THE SHARES OF COMMON STOCK ARE NOT DEPOSITS INTO ACCOUNTS OF THE BANK AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

         New Commerce is a South Carolina company formed in July 1998 by a group of twelve business leaders who are organizing a new, or de novo, community bank to be located in Greenville County, South Carolina. These organizers believe there is a demand for a new locally owned and controlled community bank in the south part of Greenville County locally known as the "Golden Strip," especially since most of the banks currently operating in that area are branches of large regional banks. New Commerce will be the holding company for this de novo national bank, which will be called New Commerce Bank, N.A.

         The twelve organizers, each of whom, except Mr. Few, will also serve as directors of both the holding Company and the Bank, are:

               Richard W. Bailey                  Tommy D. Greer
               Timothy A. Brett                   Bobby L. Johnson
               Marshall J. Collins, Jr.           Robert Thomas Kellett
               Ralph S. Crawley                   Dennis O. Raines
               Richard L. Few, Jr.                Curran A. Smith
               G. Mitchell Gault                  James D. Stewart

         James D. Stewart, age 45, is the President and Chief Executive Officer of New Commerce BanCorp and will be President and Chief Executive Officer of the Bank. Mr. Stewart has over twenty years of banking experience with three years at First Union, five years at Wachovia and twelve years at BB&T. His last five years have been in Greenville as Upstate Regional Executive with Southern National Bank and through a merger with BB&T, a city executive. He has extensive experience in sales and leadership roles in consumer and commercial banking. A resident of Simpsonville, he graduated from the University of North Carolina at Chapel Hill and the Stonier Graduate School of Banking.

         In order to open the Bank (which will be a national bank), the organizers must obtain approval from the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation (the "FDIC"). The organizers have submitted applications to these agencies and anticipate receiving conditional approvals by March 1, 1999. The organizers anticipate that these approvals will require New Commerce to capitalize the Bank with at least $7,000,000. New Commerce will use the proceeds of this stock offering for this purpose. The organizers believe that the bank will open in the second quarter of 1999.

         The Bank will engage in a general commercial and retail banking business characterized by personalized service and local decision-making, and will emphasize the banking needs of individuals and small- to medium-sized businesses. Initially, neither New Commerce nor the Bank will pursue any other activities.

         Our initial office will be in Simpsonville, South Carolina and will operate out of a temporary facility pending completion of our permanent offices. We plan to move the main office of the Bank to our permanent facility to be constructed in Mauldin, which should be completed in the third quarter of 1999. We will continue to operate a branch out of the temporary facility in Simpsonville, pending the completion of a permanent branch facility at that site, which should be completed prior to the end of 1999.

         The principal executive offices of New Commerce BanCorp are currently located at 712 North Main Street, Greenville, South Carolina 29609 and the telephone number is (864) 313-7601.

         Prior to this offering, the organizers purchased 200,000 shares of common stock, at $10.00 per share, for a total purchase price of $2,000,000, to provide the initial capitalization for New Commerce. Although the organizers do not intend to purchase additional shares in the offering, their immediate family members may purchase additional shares. Based on the current ownership of common stock by the organizers, the organizers will own approximately 26.7% of the outstanding common stock based on the minimum number of shares offered (550,000), and 20.0% of the outstanding common stock based on the maximum number of shares (800,000). Additionally, in recognition of the financial risks incurred by the organizers, each organizer will be granted a warrant to purchase up to 7,500 additional shares of common stock at a price of $10.00 per share, exercisable for ten years after the completion of this offering. If the organizers were to fully exercise such warrants, they would own approximately 34.5% of the outstanding stock based on the minimum number of shares offered and 26.6% of the outstanding common stock based on the maximum number of shares offered. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the minimum offering (subject to obtaining regulatory approval) if necessary to complete the offering. All shares purchased by the organizers will be for investment and not with a view to resell the shares. Because purchases by the organizers may be substantial, investors in this offering should not assume that the sale of a specified minimum offering amount indicates the merits of this offering or that an organizer's investment decision is shared by public investors. See "Risk Factors - Control of New Commerce; Purchases by Organizers," "The Offering," and "Management."

                                  THE OFFERING

Common stock offered................    Minimum:            550,000 shares
                                        Maximum:            800,000 shares

Common stock outstanding
     prior to this offering.........                        200,000 shares

Common stock to be outstanding
     after the offering ............    Minimum:            750,000 shares
                                        Maximum:            1,000,000 shares

Offering price per share............    $10.00

Use of proceeds.....................    New Commerce will use $7.0 million of
                                        the first $7.5 million in proceeds
                                        received from the prior sale of stock
                                        to the organizers and the net proceeds
                                        of the offering to capitalize the Bank.
                                        Fifty percent (50%) of the net proceeds
                                        in excess of $7.5 million will also be
                                        used to capitalize the Bank. The
                                        remaining net proceeds will be used to
                                        pay organizational expenses and
                                        expenses of this offering and to
                                        provide working capital.

                                        The Bank intends to use the $7.0
                                        million it receives from the sale of
                                        its stock to New Commerce for
                                        organizational and pre-opening expenses
                                        of the Bank; for purchase of temporary
                                        facilities for the Bank; for purchase
                                        of the Bank's sites; for construction
                                        and furnishing of the Bank's offices;
                                        and for working capital needs
                                        (including paying the salaries of
                                        officers and employees and making loans
                                        and investments). See "Use of
                                        Proceeds."

Terms of the offering...............    The offering is scheduled to expire on
                                        June 30, 1999, but the Company is
                                        reserving the right to continue the
                                        offering up to February 1, 2000.
                                        Initially, we will place all
                                        subscription proceeds we receive in the
                                        offering in an escrow account handled
                                        by an independent escrow agent. The
                                        escrow agent will not release these
                                        funds to the Company, and no shares
                                        will be issued in the offering, unless
                                        on or before the expiration date of the
                                        offering:

                                        -    We have accepted  subscriptions
                                             and payment in full for a minimum
                                             of 550,000 shares (which will
                                             result in gross offering proceeds a
                                             minimum of $5.5 million);

                                        -    We have obtained approval from the
                                             Federal Reserve and the South
                                             Carolina State Board of Financial
                                             Institutions (the "South Carolina
                                             Board") for the Company to acquire
                                             the stock of the Bank;

                                        -    We have received preliminary
                                             approval of the Bank's application
                                             for a charter from the OCC; and

                                        -    We have received preliminary
                                             approval of the Bank's application
                                             for deposit insurance from the
                                             FDIC.


Plan of Distribution................    The sale of shares offered hereunder
                                        will be made primarily by officers and
                                        directors of the Company, who will not
                                        receive any fees or commissions for
                                        such efforts. Additionally, we have
                                        engaged J.C. Bradford & Co. ("J.C.
                                        Bradford") as our sales agent to use
                                        its best efforts to sell up to 400,000
                                        shares in the offering. J.C. Bradford
                                        will receive commissions and fees of
                                        $0.57 for each share sold. See "The
                                        Offering - Plan of Distribution."

                                  RISK FACTORS

         Investment in the common stock involves certain risks. Some of the risks are lack of operating history; dependence on key employees; significant control of New Commerce by its organizers; and absence of an existing market for the common stock. See "Risk Factors" for a full discussion of significant risks.

                                  RISK FACTORS

         Investing in the shares of common stock involves certain risks. Investments should be made only after careful consideration of the following risk factors. You should purchase common stock only if you can afford these risks. PURCHASES OF THE SHARES OF COMMON STOCK IN THIS OFFERING ARE NOT DEPOSITS IN AN ACCOUNT OF THE BANK AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

NO ASSURANCE OF REGULATORY APPROVALS FOR THE BANK

         Before we may open the Bank, the OCC must approve our charter application for the Bank and our application to allow the Company to own the Bank, and the FDIC must approve our application for deposit insurance for the Bank. Although we anticipate receiving preliminary approvals by January 31, 1999, there is a risk these approvals will not be granted. Final approvals will not be granted by the OCC or the FDIC until the Bank is ready to open its business to the public. We anticipate this will occur in the second quarter of 1999.

         Because we cannot open the Bank without these approvals, to reduce the risks to investors in this offering we will place the proceeds from this offering in an escrow account. The independent escrow agent will not release the proceeds of the offering from escrow until the following conditions are met:

         - We have accepted subscriptions and payment in full for a minimum of 550,000 shares;

         - We have obtained approval from the Federal Reserve and the South Carolina Board for the Company to acquire the stock of the Bank;

         - We have received preliminary approval of the Bank's application for a charter from the OCC; and

         - We have received preliminary approval of the Bank's application for deposit insurance from the FDIC.

If we terminate the offering prior to satisfaction of these conditions, all subscription funds will be returned to subscribers (without interest). See "The Offering - Conditions to the Offering and Release of Funds."

NEW ENTERPRISE

         New Commerce has been recently organized, and the organization of the Bank will not be final until it is ready to open in May of 1999. Neither has any operating history. Prospective purchasers of the shares have limited information on which to base an investment decision. As a holding company, the Company will be profitable only if the Bank is profitable. The operations of new businesses are always risky. We expect that the Bank will incur large initial expenses and may not be profitable for several years after starting business, if ever. Due to the operating losses we expect to incur during the initial years of the Bank's operations, the value of the shares of common stock may decrease.

DEPENDENCE ON KEY EMPLOYEES

         We will depend heavily on one individual to lead management and conduct business. James D. Stewart will be the President and Chief Executive Officer of the Company and the Bank. If he becomes unable or unwilling to continue in his present positions, New Commerce and the Bank could be materially adversely affected. The Company has entered into an employment agreement with Mr. Stewart and has obtained a key man life insurance policy covering Mr. Stewart in the amount of $1 million.

CONTROL OF NEW COMMERCE AND THE BANK; PURCHASES BY ORGANIZERS

         With the exception of Mr. Few, the organizers will also serve as the initial directors of the Company and the Bank. We anticipate that the organizers and members of their immediate families will own at least 200,000 shares after the offering, equal to 26.7% of the shares outstanding upon completion of the offering based on the minimum offer and 20.0% of the shares outstanding upon completion of the offering based on the maximum number of shares offered. Additionally, each of the organizers will receive warrants to purchase an additional 7,500 shares of common stock at $10.00 per share, exercisable for ten years after the completion of the offering. If each organizer were to exercise his warrant in full, the organizers' ownership of the Company as a group would increase to 34.5% based on the minimum offering and 26.6% based on the maximum offering. As a result of the anticipated stock ownership by the organizers, together with their positions as directors of the Company and the Bank, the organizers as a group will have substantial influence on the operations and management of the Company and the Bank following the offering.

         As a result of the warrants to be granted to the organizers, the organizers will have an opportunity to profit from any rise in the market value of the common stock or any increase in the net worth of the Company. Such exercise may also result in the dilution of the interests of other shareholders. The exercise of a substantial number of warrants by the organizers could adversely impact the market value of the shares, the terms on which the Company may be able to obtain additional capital. Furthermore, the holders of the warrants could exercise the warrants at a time when the Company could obtain any needed capital by a new offering of securities at a price better than those provided for by the warrants. See "Management - Stock Warrants."

OFFERING PRICE ARBITRARILY DETERMINED

         We set the initial public offering price of $10.00 per share without reference to traditional criteria for determining stock value, since criteria such as book value or earnings are not available to a company with no operations. The public offering price may bear no relationship to the market price of the common stock after the offering. The price per share is approximately the initial book value per share, before payment of organizational expenses of the Company and the Bank.

ABSENCE OF TRADING MARKET

         There is currently no market for the common stock. Upon completion of the offering, we anticipate (based on discussion with our sales agent) that we will be able to secure at least two broker-dealers to match buy and sell orders for our common stock on the Over-the-Counter Bulletin Board and bid and ask quotations will also be displayed on the Electronic Pink Sheet System. However, a public market having depth and liquidity depends on the presence in the marketplace of a sufficient number of buyers and sellers at any given time. There can be no assurance that a liquid market for the common stock will develop. If an active trading market does develop, there can be no assurance that such a trading market will continue. Additionally, since the prices of securities generally fluctuate, there can be no assurance that purchasers in this offering will be able to sell the common stock at or above the subscription price. See "Market for Common Stock."

FLUCTUATION IN EARNINGS AND VOLATILITY OF STOCK PRICES

         The market price of the common stock will be effected by quarterly and yearly operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the Bank, trends in the banking industry, economic conditions in the Bank's market area, and other factors which are beyond our control. If operating results are below expectations, the market price of the common stock would likely be materially adversely affected.

COMPETITION

         The banking business is highly competitive. We will encounter strong competition from other banks, thrifts, credit unions, mortgage lenders, consumer finance and insurance companies, brokerage firms, mutual funds and other financial institutions operating in the Greenville County area and elsewhere. Some of these competitors are well established in the target area, and most of them have greater resources and lending limits and a lower cost of funds than we do. Some may offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are non-depository institutions are generally not subject to the extensive regulations applicable to the Company and the

Bank. Recent federal legislation permits commercial banks to establish operations nationwide. This will increase competition from out-of-state financial institutions. There can be no assurances that we will be able to compete successfully. See "Proposed Business - Competition" and "Supervision and Regulation."

SUPERVISION AND REGULATION

         The banking industry is heavily regulated. Our success depends not only on competitive factors but also on state and federal regulations affecting banks, thrifts, and their holding companies. These regulations are designed to protect depositors, not shareholders. Changes in the regulation of the financial institutions industry continue to occur, and the ultimate effect of these regulatory changes cannot be predicted. In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions, resulting in increased operating expenses. Additional statutes affecting financial institutions are proposed and enacted from time to time. Regulations affecting the Company and the Bank may be modified at any time, and such modifications could adversely affect our business. See "Supervision and Regulation."

ECONOMIC CONDITIONS

         Our success will also depend upon local and national economic and political conditions and governmental policies. Inflation, recession, unemployment, high interest rates, short money supply, and other factors beyond our control may adversely affect the Bank's deposit levels and loan demand and could affect our earnings. Economic development may not be favorable, and we may not achieve expected growth. See "Proposed Business."

DIVIDEND POLICY

         We do not plan to pay cash dividends to our shareholders in the foreseeable future if at all. The Company and the Bank are start-up operations that should incur initial losses. We intend to retain any earnings for the period of time we believe necessary to ensure the success of our operations. The Company will be dependent upon the Bank for its earnings and funds to pay dividends on the common stock. The payment of dividends is also subject to legal and regulatory restrictions. Prior to payment of dividends by New Commerce, the Board of Directors will consider the Bank's earnings, capital requirements, financial condition and other relevant factors. See "Dividend Policy," "Proposed Business," and "Supervision and Regulation."

LENDING LIMIT

         We will be limited in the amount we can loan a single borrower (including the borrower's related interests) by the amount of the Bank's capital. These limits will increase and decrease as the Bank's capital increases and decreases. If we are unable to sell participations in our loan portfolio to other financial institutions, we may not be able to meet all of the lending needs of some of our loan customers.

DILUTION

         After the offering, we intend to adopt a stock option plan covering our officers, directors, and employees. We would obtain shareholder approval for this plan and anticipate that it would initially authorize a number of shares equal to 15% of the shares to be outstanding after this offering. This plan would include the options the Company will be obligated to issue to Mr. Stewart under the terms of his employment agreement. Exercise of these options could dilute the shareholders' interest in New Commerce's earnings and book value. In addition, we may issue additional stock options or shares of common stock or preferred stock in the future. Any stock offering would likely dilute the holdings of purchasers in this offering.

ANTITAKEOVER EFFECTS

New Commerce has certain takeover defenses in place. These defenses include:

         -    provisions relating to meetings of shareholders;

         - the ability of the Board of Directors to issue additional shares of authorized common stock and preferred stock without shareholder approval;

         -    a staggered board of directors; and

         - a bylaw provision that individuals affiliated with New Commerce's business competitors may not qualify to serve on New Commerce's Board of Directors.

These measures may impede a change in control of the Company which is not supported by our Board of Directors, even if the change in control would be beneficial to shareholders. See "Description of Capital Stock - Certain Antitakeover Effects."

RISKS ASSOCIATED WITH THE YEAR 2000

         Like many financial institutions, we will rely upon computers for the daily conduct of our business and for information systems processing. There is concern among industry experts that on January 1, 2000, computers will be unable to read or interpret the new year and there may be widespread computer malfunctions. We will generally rely on software and hardware developed by independent third parties to provide our information systems. We will seek written assurances about the Year 2000 compliance from all third party hardware and software system providers we intend to use. To date, we have entered into an agreement with Jack Henry & Associates, Inc. to provide our core data processing software and services, and with CommLink Corp. to provide our ATM processing services. Our written agreements with each of these vendors contain comprehensive warranties regarding their Year 2000 capability and compliance. We believe that our other internal systems and software, including our network connections, will be programmed to comply with Year 2000 requirements, although there is a risk they may not comply. Based on information currently available, we believe that we will not incur significant expenses in connection with the Year 2000 issue.

         The business of many of our customers may also be negatively affected by the Year 2000 issue. Any financial difficulties incurred by our customers in solving Year 2000 issues could impair that customer's ability to repay loans we may have extended. In addition, the failure of our customers to adequately comply with Year 2000 requirements, and the costs involved in correcting such a failure, could have a material adverse effect on our business, financial condition, and results of operations.

                                  THE OFFERING

GENERAL

         The Company is offering for sale a minimum of 550,000 shares and a maximum of 800,000 shares of its common stock at a price of $10.00 per share to raise gross proceeds of between $5,500,000 and $8,000,000 for the Company. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares and the maximum purchase is 5% of the offering unless the Company, in its sole discretion, accepts a subscription for a lesser or greater number of shares.

         Prior to this offering, the organizers purchased 200,000 shares of common stock, at $10.00 per share for a total price of $2 million, to provide the initial capitalization for the Company. The organizers do not intend to purchase additional stock in the offering, although members of their immediate families may purchase additional shares. As a result, the organizers will own approximately 26.7% of the common stock outstanding upon completion of the offering based on the minimum number of shares offered (550,000), and 20.0% of the common stock outstanding upon completion of the offering based on the maximum number of shares offered (800,000). Additionally, each of the organizers will receive a warrant to purchase an additional 7,500 shares of common stock at $10.00 per share, exercisable for ten years after the completion of the offering. If each organizer were to exercise his warrant in full, the organizers' ownership of the Company as a group would increase to 34.5% based on the minimum offering and 26.6% based on the maximum offering. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the minimum offering (subject to obtaining regulatory approval) if necessary to complete the offering. All shares purchased by the organizers will be for investment and not with a view to resell the shares. Because purchases by the organizers may be substantial, investors in this offering should not assume that the sale of a specified minimum offering amount indicates the merits of this offering or that an organizer's investment decision is shared by public investors. See "Risk Factors - Control of New Commerce; Purchases by Organizers" and "Management."

         Subscriptions to purchase shares will be received until midnight, Eastern Standard Time, on June 30, 1999, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company. See "Conditions to the Offering and Release of Funds." The Company reserves the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond February 1, 2000. No written notice of an extension of the offering period need be given prior to any extension and any such extension will not alter the binding nature of subscriptions already accepted by the Company. Once the Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), it will file quarterly reports on Form 10-Q and will make such documents available to subscribers who request a copy. In addition, we intend to provide quarterly communications to all subscribers which will include information concerning any extensions of the offering. Extension of the expiration date might cause an increase in our organizational and pre-opening expenses and in the expenses incurred with this offering.

         Following our acceptance, subscriptions will be binding on subscribers and may not be revoked by subscribers except with our consent. In addition, we reserve the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and we reserve the right to reject any subscription, in whole or in part and in our sole discretion. We also have the discretion to allocate shares among subscribers in the event of an oversubscription for the shares; however, we anticipate that subscribers for the minimum number of shares will not be adjusted. In determining which subscriptions to accept, in whole or in part, we may take into account any factors we consider relevant, including the order in which subscriptions are received, a subscriber's potential to do business with or to direct customers to the Bank, and our desire to have a broad distribution of stock ownership. If we reject any subscription, or accept a subscription but in our discretion subsequently elect to cancel all or part of such subscription, we will refund promptly the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is rejected or canceled. We will issue certificates representing shares duly subscribed and paid for promptly after the offering conditions are satisfied and we receive the escrowed funds.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

         The offering is scheduled to expire on June 30, 1999, but we reserve the right to continue the offering up to February 1, 2000. Initially, we will place all subscription proceeds we receive in the offering in an escrow account handled by an independent escrow agent. The escrow agent will not release these funds to us, and no shares will be issued in the offering, unless on or before the expiration date of the offering:

    - We have accepted subscriptions and payment in full for a minimum of 550,000 shares (which will result in gross offering proceeds in excess of a minimum of $5.5 million);

    - We have obtained approval from the Federal Reserve and the South Carolina Board for the Company to acquire the stock of the Bank;

    - We have received preliminary approval of the Bank's application for a charter from the OCC; and

    - We have received preliminary approval of the Bank's application for deposit insurance from the FDIC.

If the Company terminates the offering prior to satisfaction of these conditions, then:

    - Accepted subscription agreements will be of no further force or effect and subscribers in the offering will not become shareholders of New Commerce;

    - The funds held in the escrow account will not be subject to the claims of any creditor of New Commerce or available to defray the expenses of this offering; and

    - The full amount of all subscription funds will be returned promptly to subscribers, without interest. We will retain any interest earned on subscriptions to repay the expenses incurred in organizing the Bank.


         The escrow agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or such other investments as the escrow agent and the Company shall agree. The organizers do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

         If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the OCC or the Bank does not open for any other reason, the Board of Directors intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other pre-opening expenses) would be distributed to the shareholders; provided that, in this event, no distributions would be made to the organizers until shareholders other than the organizers have received an amount equal to their initial investment in the Company.

PLAN OF DISTRIBUTION

         Offers and sales of the common stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for reasonable expenses incurred in the offering. In reliance on Rule 3a4-1 of the Exchange Act, the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

         We have also entered into a Sales Agency Agreement with J.C. Bradford & Co. pursuant to which the sales agent has agreed to offer and sell to the public as the Company's agent up to 400,000 shares of common stock on a "best efforts" basis. The Company must reserve a minimum of 100,000 shares for sales by the sales agent. The sales agent is required to use its best efforts through the expiration date to sell the shares. The sales agent will receive fees and commissions of 5.7% on shares it sells. The sales agent did not receive any commission on the shares purchased by the organizers prior to the offering and will not receive commissions on sales made by the officers or directors of the Company.

         The Sales Agency Agreement provides for reciprocal indemnification between the Company and the sales agent against certain liabilities in connection with this offering, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the Sales Agency Agreement, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable.

         Prior to the date of the Prospectus, there has been no public market for the shares. We established the initial offering price of the shares offered hereby based upon our assessment of the capital needs of the Company and the commercial potential of the services to be offered by the Company. We have had discussions with the sales agent regarding the establishment and maintenance of a market for the shares after the offering. Based upon such discussions, we expect that a secondary market may eventually develop for the shares, although we can make no assurances in this regard. In general, if a secondary market develops, the shares will be freely transferable and assignable by the holder thereof (except shares held by affiliates), and nonaffiliate shareholders may sell any number of shares in such secondary market. See "Description of the Capital Stock of the Company - Shares Available for Future Sale." In addition, factors such as the degree to which the secondary market is active will determine the willingness of the market makers, once a secondary market is established, to continue to maintain the secondary market.

HOW TO SUBSCRIBE

         Each prospective investor who desires to purchase shares of common stock should:

         1. Complete, date, and execute the subscription agreement which has been delivered with this Prospectus;

         2. Make a check, bank draft, or money order payable to The Bankers Bank, Escrow Account for New Commerce BanCorp in the amount of $10.00 times the number of shares subscribed for; and

         3. Deliver the completed subscription agreement and check to the Company or the sales agent at the following address:

                  Mr. James D. Stewart                                  Mr. Carl V. Cline
                  New Commerce BanCorp                or                J. C. Bradford & Co.
                  P.O. Box 129                                          400 2nd Avenue, N.W.
                  Mauldin, South Carolina  29662                        Post Office Box 3857
                                                                        Hickory, North Carolina 28603

         If you have any questions about the offering or how to subscribe, please call Mr. Stewart at (864) 313-7601 (or any of the other organizers) or Mr. Cline at (704) 322-3410. Subscribers should retain a copy of the completed subscription agreement for their records. The subscription price is due and payable when the subscription agreement is delivered.

                                USE OF PROCEEDS

         Although the amounts set forth below provide an indication of the proposed use of funds based on the plans and estimates of the organizers, actual expenses may vary from the estimates. We believe that the minimum proceeds of $5,500,000 from the offering will satisfy our cash requirements for our first three years of operations, but there can be no assurance that this will be the case. Because we are a new enterprise, we cannot predict the Bank's ability to generate revenues from investments and loan originations, and, therefore, we cannot predict what the actual application of proceeds will be.

         The gross proceeds to the Company from the sale of the minimum of 550,000 shares of common stock is estimated at $5,500,000 and from the maximum of 800,000 shares is estimated at $8,000,000. Additionally, the Company has received $2,000,000 from the sale of 200,000 shares to the organizers of the Company. The Company's organizational and offering expenses estimated at $100,000 are to be paid from the proceeds of the offering and sale of shares to the organizers. The Bank's organizational and pre-opening expenses are estimated not to exceed $352,700. We have established a line of credit in the amount of $425,000 at the prime rate with the Bank of Newberry County, although no amounts are outstanding under this line of credit and we do not anticipate using such line of credit. All costs and expenses incurred to date have been funded by the initial investment of the organizers. On the basis of the foregoing assumptions, gross proceeds, expenses, and net proceeds at the minimum and maximum offering amount would be as follows:

BY THE COMPANY

         The following table sets forth the anticipated use of proceeds by the Company based on the sale of the minimum number and maximum number of shares in this offering. The Company will retain the balance of the proceeds and initially invest the sums in United States government securities or as a deposit with the Bank. In the long-term, the Company will use the sums for working capital and other general corporate purposes, including payment of expenses of the Company and the provision of additional capital for the Bank, if necessary. The Company may also use such proceeds for potential expansion opportunities, such as the establishment of additional branches or, the acquisition of other financial institutions. The Company does not currently have any definitive plans regarding any such expansion possibilities.

                                                                           Minimum              Maximum
                                                                         -----------          -----------
                                                                          Offering(2)          Offering(3)
                                                                         -----------          -----------
Gross proceeds from offering(1)...............................          $    7,500,000        $   10,000,000
Sales Agent's commission(4)...................................                (228,000)             (228,000)
Organizational and offering expenses of the Company...........                (100,000)             (100,000)
Investment in capital stock of the Bank(5)....................          $   (7,000,000)       $   (8,250,000)
Remaining proceeds............................................          $      172,000        $    1,422,000
                                                                        ==============        ==============

(1) Includes $2 million received from the organizers who purchased 200,000 shares of common stock prior to the offering at $10 per share.
(2)  Assumes that 550,000 shares of common stock are sold in this offering.
(3)  Assumes that 800,000 shares of common stock are sold in this offering.
(4) The commissions described in this table reflect the payment of a 5.7% commission to the sales agent on a maximum of 400,000 shares.
(5) If the total offering proceeds (including the $2 million previously received from the organizers) exceed $7.5 million, the Company will contribute 50% of the net proceeds in excess of $7.5 million to the Bank. This sum is included here.

BY THE BANK

         The following table depicts the anticipated use of proceeds by the Bank. All proceeds received by the Bank will be in the form of an investment by the Company in the Bank's capital stock.

                                                                            Minimum              Maximum
                                                                          -----------          -----------
                                                                          Offering(2)          Offering(3)
                                                                          -----------          -----------
Investment by the Company in the Bank's capital
   stock(3).............................................                  $  7,000,000        $   8,250,000
Organizational and pre-opening expenses of the Bank.....                      (352,700)            (352,700)
Furniture, Fixtures and Equipment.......................                      (382,700)            (382,700)
Lease of temporary facilities(4)........................                       (37,200)             (37,200)
Purchase of Bank sites(5)...............................                    (1,141,000)          (1,141,000)
Construction of Bank offices(5).........................                    (1,820,000)          (1,820,000)
Remaining Proceeds......................................                  $  3,347,400        $   4,597,400
                                                                          ============        =============

---------------------------------------

(1)  Assumes that 550,000 shares of common stock are sold in this offering.
(2)  Assumes that 800,000 shares of common stock are sold in this offering.
(3) If the total offering (including the $2 million previously received from the organizers) exceeds $7,500,000 the Company will contribute 50% of the net proceeds to the Bank. The sum is included here.
(4) Reflects lease of temporary facilities for a period of 1 year at a rate of $3,100 per month.
(5) Upon completion of the Bank offices, the Bank intends to enter into sale /leaseback arrangements for the offices with an option to purchase, which should return a significant amount of the purchase price for the Bank's offices to the Bank for use as operating capital.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1998 and the pro forma consolidated capitalization of the Company and the Bank, as adjusted to give effect to the sale of the minimum of 550,000 shares and a maximum of 800,000 shares in this offering. The Bank has established the second quarter of 1999 as the target for opening the Bank; accordingly, the "As Adjusted" column reflects estimated pre-opening expenses of the Company and the Bank through that date.

                                                                                 As Adjusted       As Adjusted
                                                                                    For               for
                                                               December 31,       Minimum           Maximum
                                                                   1998          Offering          Offering
                                                              -------------     ------------     -------------
SHAREHOLDERS EQUITY:

Common Stock, par value $.01 per share; 10,000,000
     shares authorized; 200,000 issued and
     outstanding(1); 750,000 shares issued and
     outstanding as adjusted (minimum offering);
     1,000,000 shares issued and outstanding (maximum
     offering)..........................................              2,000            7,500            10,000

  Preferred Stock, par value $.01 per share; 10,000,000
  shares authorized; no shares issued and outstanding...                  0                0                 0

  Additional paid-in capital(2).........................          1,998,000        7,192,300         9,689,800

  Deficit accumulated during the pre-opening stage(3)...            (46,524)         (46,524)          (46,524)
                                                              -------------     ------------     -------------

     Total shareholders' equity (deficit)(4)............      $   1,953,476     $  7,145,776     $   9,643,276
                                                              =============     ============     =============

------------------------------------

(1) The organizers purchased 200,000 shares for a total of $2,000,000 prior to the offering.

(2) The expenses of the offering will be charged against this account. These expenses are estimated to be approximately $300,200 and these amounts have been used in the calculation of the amounts shown in the "As Adjusted" columns. The offering expenses include commissions and fees to be paid to the sales agent of 5.7% on a maximum of 400,000 shares sold in the offering.

(3) The deficit results from the expensing of estimated pre-opening expenses. As of December 31, 1998, approximately $46,524 of pre-opening expenses and organizational costs, and $143,427 in deferred offering costs had been incurred on behalf of the Company and the Bank. Additionally, the Company has purchased options for the purchase of land for its offices for a total of $39,800 and furniture in the amount of approximately $8,200. The Company's total accumulated shareholder's deficit was $46,524. The organizers estimate that a total of $100,000 in organizational expenses for the Company, $352,700 in organizational and pre-opening expenses for the Bank, and up to $383,000 of capitalizable property costs for the purchase of furniture, fixtures, and equipment are expected to be incurred by the Company and the Bank prior to the commencement of operations (assumed to occur in May of 1999). However, no assurances can be given that the Bank will open by this date or at all, and the amount of pre-opening expenses and organizational costs could ultimately be greater than currently estimated. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The Company will retain any interest earned on subscription payments held in escrow prior to conclusion of the offering. Such interest will be used to help offset the deficit accumulated during the pre-opening stage, but the figures shown above do not include any estimate of the interest which may be earned.

(4) The shareholders are likely to experience additional dilution due to operating losses expected to be incurred during the initial years of the Bank's operations.

(5) Upon completion of the Bank offices, the Bank intends to enter into sale/leaseback arrangements for the offices with an option to purchase, which should return a significant amount of the purchase price for the Bank's offices to the Bank for use as operating capital.

                                DIVIDEND POLICY

         The Board of Directors expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. The Company's ability to pay any cash dividends to its shareholders in the future will depend primarily on the Bank's ability to pay dividends to the Company. In order to pay dividends to the Company, the Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation The Bank - Dividends" and "Supervision and Regulation - The Bank - Capital Requirements." In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                               PLAN OF OPERATION

         New Commerce was formed to organize and own all of the capital stock of the Bank. The organizers filed an application with the OCC on October 26, 1998 to charter the Bank as a national bank. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the OCC, including capitalization of the Bank with at least a specified minimum amount of capital, which the organizers believe will be $7,000,000. Additionally, the Company must obtain the approval of the Federal Reserve to become a bank holding company before acquiring the capital stock of the Bank. The Bank has also filed an application with the FDIC for deposit insurance. The organizers expect to receive all regulatory approvals by May of 1999.

         As of December 31, 1998, the Company had total assets of $1,953,476, consisting of cash ($1,762,031), deferred organization costs ($143,427), real estate options ($39,800) and fixed assets ($8,218). The Company incurred a net loss of $46,524 for the period from inception July 17, 1998 to December 31, 1998.

         Upon the completion of the sale of common stock and opening of the Bank, organization costs, estimated to be $100,000 (consisting principally of legal, regulatory, consulting and incorporation fees), will be charged against the initial period of operating results. Offering expenses, estimated to be $272,224 (consisting principally of direct incremental costs of the stock offering), will be deducted from the proceeds of the offering, and pre-opening expenses, estimated to be $352,700 (consisting principally of salaries, overhead and other operating costs), which are charged against the initial period's operating results.

         The Bank's initial office will be located at One Five Forks Plaza Court near the intersection of Batesville Road and Woodruff Road in Simpsonville, South Carolina. The Bank will operate out of a temporary facility at this location while its permanent facilities are under construction. The Bank intends to complete a 3,000 square foot permanent branch facility at this location at a projected cost of $427,000 and a 10,000 square foot permanent main office in Mauldin, South Carolina near Brookfield Parkway and East Butler Road at projected cost of $1.4 million. We hope to complete both facilities prior to the end of 1999. The Company entered into an agreement in September of 1998 to purchase the Simpsonville property for $450,000 and an agreement in January of 1999 to purchase the Mauldin property for $691,000. Upon completion of the Bank offices, the Bank intends to enter into sale/leaseback arrangements for the offices with an option to purchase, which should return to the Bank a significant amount of the cash to purchase the Bank sites and construct its offices for use as operating capital.

         Like many financial institutions, we will rely upon computers for the daily conduct of our business and for information systems processing. There is concern among industry experts that on January 1, 2000, computers will be unable to read or interpret the new year and there may be widespread computer malfunctions. We will generally rely on software and hardware developed by independent third parties to provide our information systems. We will seek written assurances about the Year 2000 compliance from all third party hardware and software system providers we intend to use. To date, we have entered into an agreement with Jack Henry & Associates, Inc. to provide our core data processing software and services, and with CommLink Corp. to provide our ATM processing services. Our written agreements with each of these vendors contain comprehensive warranties regarding their Year 2000 capability and compliance. We believe that our other internal systems and software, including our network connections, will be programmed to comply with Year 2000 requirements, although there is a risk they may not comply. Based on information currently available, we believe that we will not incur significant expenses in connection with the Year 2000 issue.

                               PROPOSED BUSINESS

GENERAL

         The Company was incorporated as a South Carolina corporation in July 1998, primarily to own and control all of the capital stock of the Bank. The Company initially will engage in no business other than owning and managing the Bank.

         The organizers have chosen a holding company structure under which the Company will acquire all of the capital stock of the Bank because, in the judgment of the organizers, the holding company structure provides flexibility that would not otherwise be available. The holding company structure can assist the Bank in maintaining its required capital ratios because, subject to compliance with Federal Reserve Board debt guidelines, the Company may borrow money and contribute the proceeds to the Bank as primary capital. Moreover, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although the Company has no present intention of engaging in any of these activities, if circumstances should lead the Company's management to believe that there is a need for these services in the Bank's market area and that such activities could be profitably conducted, management of the Company would have the flexibility of commencing these activities upon filing a notice or application therefor with the Federal Reserve Board.

         We will initially depend heavily on one individual to lead management and conduct business. James D. Stewart will be the President and Chief Executive Officer of the Company and the Bank. Recognized is the need for a strong management team. Prior to opening of the bank, we will hire a Chief Financial Officer, a Chief Commercial lender and a Chief Commercial Real Estate lender, all with greater than 10 years experience in the financial services industry. This management team collectively will have strong ties and local experience in the Primary Service Area (PSA) the bank will serve.

         The Bank is being organized as a national bank under the laws of the United States and, subject to regulatory approval, the Bank will engage in a commercial and consumer banking business with deposits insured by the FDIC. The Bank may not commence business until the OCC issues a charter for the Bank and the FDIC grants deposit insurance to the Bank. There is no assurance that the Bank will be successful in receiving regulatory approval and satisfying any conditions that may be imposed upon the Bank by the OCC or the FDIC prior to the commencement of its business.

LOCATION AND SERVICE AREA

         The Bank expects initially to draw a large percentage of its business from the cities of Simpsonville, Mauldin, Fountain Inn and the unincorporated areas of Enoree and Southside, which are located in the southern portion of Greenville County. This area is known locally as the "Golden Strip" and is bounded by Interstate 85 to the north, Highway 75 to the west, Laurens County to the south and Spartanburg County to the east.

         This area's median household income, household growth, and population growth trends have consistently out-paced Greenville County and the State of South Carolina. This area will benefit from the location of the Southern Connector, and it is the home for BI-LO, a grocery store chain, and Kemet Electronics. The bank will also leverage existing contacts and relationships with individuals and companies known to management outside of the Golden Strip, primarily in Greenville.

         The Company's current mailing address is P.O. Box 129, Mauldin, South Carolina 29662. The Company's telephone number is (864) 313-7601. See "Facilities."

MARKETING FOCUS

         Most of the banks in the Greenville County area are now local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of South Carolina and of Greenville County, the organizers believe that there is a void in the community banking market in the Golden Strip and Greenville County area and believe that the Bank can successfully fill this void. The Bank will not compete for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. This focus will also be on small to medium businesses and their employees. This includes retail, service, wholesale distribution, manufacturing and international business.

         The Bank plans to advertise to emphasize the Company's local ownership, community bank nature, and ability to provide more personalized service than its competition. The Bank will however have the ability to offer large bank services. The organizers are generally long-time residents and business people in the target area and have determined the credit needs of the area through personal experience and communications with their business colleagues. The organizers believe that the proposed community bank focus of the Bank is likely to succeed in this market and that the area will react favorably to the Bank's emphasis on service to small businesses, individuals, and professional concerns. However, no assurances in this respect can be given.

         A high percentage of the banks in the Golden Strip have headquarters out of the county. This trend continues with the announcements in late 1997 and 1998 of three more local area banks agreeing to be purchased by out of state banks. Despite the dominance of larger national and regional banks, community banks in the Golden Strip have shown a higher 5-year average growth rate in deposits and market share for all financial institutions according to the FDIC deposit and market share results through June 1997.

         While the Bank has no plans to do so at present, due to continued consolidation trends driven by bank mergers, the Bank may take advantage of the market place with additional branches in the Golden Strip or growth corridors in or outside of Greenville County. The Bank will also attempt to attract commercial business based outside of the Golden Strip by offering courier service. The Bank intends to attract such businesses based on relationships and contacts which the Bank's directors and management have in the marketplace. Many of these competitors are well established in the Greenville County area. Most of them have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits.

         More than sixty percent of all subdivisions planned in Greenville County on average in the four years through 1997 were constructed in the Golden Strip. The Bank will be active in providing residential mortgages, acquisition and development financing for subdivisions and construction and permanent financing for commercial real estate, particularly owner occupied property.

         Consumers will enjoy extended branch operating hours, drive-up ATMs, deposits made by 5:00 p.m. credited that day to customer accounts, and convenient branch locations where road infrastructure is in place to make access easier. Local decision-making with experienced bankers, and attention to lower employee turnover, along with professional and responsive service, will be targeted approaches by the Bank. We believe customers will be responsive to a banking environment where they are encouraged with an approach of "what the bank can do for you" versus an approach of "what the bank can't do for you." This highlights the community bank approach New Commerce will earn in the market place.


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


DEPOSITS

         The Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the Bank's principal market area at rates competitive to those offered in the Greenville County area. In addition, the Bank intends to offer certain retirement account services, such as Individual Retirement Accounts (IRAs). The Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities.

LENDING ACTIVITIES

         General. The Bank intends to emphasize a range of lending services, including real estate, commercial and consumer loans, to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the Bank's market area.

         Real Estate Loans. The organizers expect that one of the primary components of the Bank's loan portfolio will be loans secured by first or second mortgages on real estate. These loans will generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (but will exclude home equity loans, which are classified as consumer loans). Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. The Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80% and debtor cash flow exceed 120% of monthly debt service obligations. In addition, the Bank will typically require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. These reviews generally reveal secondary sources of payment and liquidity that support the loan request. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels, strength of local and national economy and fluctuations in the value of real estate. Outside of the inherent risk of the credit worthiness of the Bank's borrowers, other risks associated with residential mortgage loans would be the inability to move foreclosed real estate in a down market or economy, shifts in the demographics of a given market from residential zonings to commercial, individual customers who have been displaced due to corporate downsizing/loss of income, and an overall economic downturn creating unemployment due to lack of product demand. The Bank will compete for real estate loans with a number of bank competitors which are well established in the Greenville County area. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See "Competition" below. The Bank may also originate loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

         Commercial Loans. The Bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Asset based lending, leasing and factoring will be offered through third party vendors who can handle the paper work, servicing and generally assume most of the credit risk. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank. The bank expects to offer small business loans utilizing government enhancements such as the Small Business Administration ("SBA"), 7(a) program, SBA's 504 program, and Appalachian Development Council (ADC). The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in the Greenville County area. The well-established banks in the Greenville County area will make proportionately more loans to medium-to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small-to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

         Consumer Loans. The Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, and revolving lines of credit such as credit cards. These loans typically will carry balances of less than $25,000 and, in the case of non-revolving loans, will be amortized over a period not exceeding 48 months or will be ninety-day term loans, in each case bearing interest at a fixed rate. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The Bank will also provide home equity loans and lines of credit. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire ten years or less after origination. Home Equity loans will typically carry balances less than $100,000. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans will be the established banks in the Greenville County area. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

         Loan Approval and Review. The Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the officers' loan committee. The Bank will establish an officers' loan committee that has lending limits, and any loan in excess of this lending limit will be approved by the directors' loan committee. The Bank will not make any loans to any director, officer, or employee of the Bank unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank. The Bank currently intends to adhere to Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The Bank does not currently intend to sell its mortgage loans on the secondary market, but may choose to do so in the future.

         Lending Limits. The Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank will be subject to a loan-to-one-borrower limit. These limits will increase or decrease as the Bank's capital increases or decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. It is not currently anticipated that the Bank will have an initial loan loss reserve when it commences operations.

OTHER BANKING SERVICES

         Other anticipated bank services include cash management services for commercial businesses such as sweep to a line of credit and PC banking. The Bank will offer an 800 number, 24-hour telephone voice response system, drive up ATMs, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Greenville County and other regions. The organizers believe that by being associated with a shared network of ATMs, the Bank will be better able to serve its customers and will be able to attract customers who are accustomed to the convenience of using ATMs, although the organizers do not believe that maintaining this association will be critical to the Bank's success. The Bank intends to begin offering these services shortly after the Bank's opening. The Bank also plans to offer a debit card and VISA credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation.

COMPETITION

         The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Greenville County area and elsewhere. In 1997, there were more than 139 banking offices representing 21 financial institutions operating in Greenville County, holding over $4.9 billion in deposits, and more than 17 banking offices representing 10 financial institutions operating in the Golden Strip, holding $425 million in deposits, representing a 4.2 percent increase over the previous year. Based on a conservative growth rate of 4.2 percent, the deposits in the Golden Strip will grow to approximately $523 million by the year 2003. The Bank's plan over the next five years is to reach a 19 percent market share with deposits in excess of 100 million dollars.

FACILITIES

         The Bank's initial office will be located at One Five Forks Plaza Court near the intersection of Batesville Road and Woodruff Road in Simpsonville, South Carolina. The Bank will operate out of a temporary facility at this location while its permanent facilities are under construction. The Bank intends to complete a 3,000 square foot permanent branch facility at this location at a projected cost of $427,000 and a 10,000 square foot permanent main office in Mauldin, South Carolina near Brookfield Parkway and East Butler Road at projected cost of $1.4 million. We hope to complete both facilities prior to the end of 1999. The Company entered into an agreement in September of 1998 to purchase the Simpsonville property for $450,000 and an agreement in January of 1999 to purchase the Mauldin property for $691,000. Upon completion of the Bank offices, the Bank intends to enter into sale/leaseback arrangements for the offices with an option to purchase, which should return a significant amount of the purchase price from the Bank site and offices to the Bank for use as operating capital.

         The Company believes that the facilities will adequately serve the Bank's needs for its first several years of operation.

EMPLOYEES

         The Company anticipates that, upon commencement of operations, the Bank will have approximately 13 full time employees and 1 part time employee operating out of its temporary facilities in Simpsonville. By the end of 1999, the Bank anticipates that it will have 20 full time employees and 1 part time employee operating out of its permanent facilities in Mauldin and Simpsonville. The Company, as the holding company for the Bank, will not have any employees other than its officers.

LEGAL PROCEEDINGS

         There are no material legal proceedings to which the Company or the Bank or any of their properties are subject.

                           SUPERVISION AND REGULATION

         The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of FIRREA in 1989 and following the FDICIA in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The operations of the Company may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

         The Company. Because it will own the outstanding capital stock of the Bank, the Company will be a bank holding company within the meaning of the federal Bank Holding Company Act of 1956 (the "BHCA") and the South Carolina Bank Holding Company Act (the "South Carolina Act"). The activities of the Company are also governed by the Glass-Steagall Act of 1933 (the "Glass-Steagall Act").

         The BHCA. Under the BHCA, the Company will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's and the Bank's activities will be limited to banking, managing, or controlling banks; furnishing services to or performing services for its subsidiaries; and engaging in other activities that the Federal Reserve determines to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto.

         Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the Company has registered securities under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") (which the Company will likely be required to do with respect to the common stock once it has more than 500 shareholders of record) or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

         The Federal Reserve Board imposes certain capital requirements on the Company under the BHCA, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "- Capital Regulations." Subject to its capital requirements and certain other restrictions, the Company is able to borrow money to make a capital contribution to the Bank, and such loans may be repaid from dividends paid from the Bank to the Company (although the ability of the Bank to pay dividends is subject to regulatory restrictions as described below in "The Bank - Dividends"). The Company is also able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

         Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, the Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the Bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

         Glass-Steagall Act. The Company will also be restricted in its activities by the provisions of the Glass-Steagall Act, which prohibits the Company from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope, and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts.

         South Carolina Act. As a bank holding company registered under the South Carolina Act, the Company will be subject to regulations by the South Carolina Board. Consequently, the Company must receive the approval of the South Carolina Board prior to engaging in the acquisition of banking or nonbanking institutions or assets. The Company must also file with the South Carolina Board periodic reports with respect to its financial condition and operations, management, and intercompany relationships between the Company and its subsidiaries.

         The Bank. The Bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the OCC. Deposits in the Bank will be insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC and the FDIC will regulate or monitor virtually all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC will require the Bank to maintain certain capital ratios and imposes limitations on the Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Bank will be required by the OCC to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

         Under FDICIA, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation;
(iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

         National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the OCC or the Federal Reserve Board, respectively, to be troubled institutions must give the OCC or the Federal Reserve Board, respectively, thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

         Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to BIF or SAIF from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the BIF reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually to $00 per $100, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the Bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the Bank's cost of funds, and there can be no assurance that such cost can be passed on to the Bank's customers.

         Transactions With Affiliates and Insiders. The Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The Bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The Bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

         Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current South Carolina law, the Bank may open branch offices throughout South Carolina with the prior approval of the OCC. In addition, with prior regulatory approval, the Bank is able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies (subject to veto by new state law), interstate branching by banks if allowed by state law, interstate merging by banks, and de novo branching by national banks if allowed by state law.

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, the OCC, or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

         Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Neither the Company nor the Bank has received any notice indicating that either entity is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To quality as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, the Company and the Bank will qualify as "well capitalized."

         Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect the Company in several ways. If the Company grows at a rapid pace, a premature "squeeze" on capital could occur making a capital infusion necessary. The requirements could impact the Company's ability to pay dividends. The Company's capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance or poor earnings performance or a combination of these factors could change the Company's capital position in a relatively short period of time.

         FDICIA requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. It is uncertain what effect these regulations, when implemented, would have on the Company.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

         Enforcement Powers. FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties" (primarily including management, employees, and agents of a financial institution, and independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs). These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies' power to issue cease-and-desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification's or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

         Recent Legislative Developments. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

         Effect of Governmental Monetary Policies. The earnings of the Company are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

GENERAL

         The following table sets forth the number and percentage of outstanding shares of common stock beneficially owned as of the date of this Prospectus by the organizers of the Company. This table also reflects the anticipated purchases by the organizers in the offering. All purchases by the organizers prior to the offering were made at a price of $10.00 per share, the same price at which shares are being offered to the public.


                                             SHARES BENEFICIALLY OWNED      SHARES ANTICIPATED TO BE OWNED FOLLOWING
                                              PRIOR TO THE OFFERING                     THE OFFERING
                                          -----------------------------    -----------------------------------------
                                                                                          PERCENTAGE     PERCENTAGE
                                                                                          OF MINIMUM     OF MAXIMUM
NAME OF BENEFICIAL OWNER                  NUMBER( 1)(3)   PERCENTAGE(2)    NUMBER( 3)      OFFERING       OFFERING
------------------------                  -------------   -------------    ----------     -----------    -----------
RICHARD W. BAILEY                             20,000            10.0%         20,000           2.67%          2.00%

TIMOTHY A. BRETT                              15,000            7.50          15,000           2.00           1.50

MARSHALL J. COLLINS, JR.                      17,500            8.75          17,500           2.33           1.75

RALPH S. CRAWLEY                              25,000           12.50          25,000           3.33           2.50

RICHARD L. FEW, JR.                            7,500            3.75           7,500           1.00           0.75

G. MITCHELL GAULT                             15,000            7.50          15,000           2.00           1.50

TOMMY D. GREER                                25,000           12.50          25,000           3.33           2.50

BOBBY L. JOHNSON                              15,000            7.50          15,000           2.00           1.50

ROBERT T. KELLETT                             10,000            5.00          10,000           1.33           1.00

DENNIS O. RAINES                               7,500            3.75           7,500           1.00           0.75

CURRAN A. SMITH                                7,500            3.75           7,500           1.00           0.75

JAMES D. STEWART                              35,000           17.50          35,000           4.67           3.50

TOTAL                                        200,000          100.00%        200,000          26.67%         20.00%

-----------------------
(1) Information relating to the beneficial ownership of Common Stock is based upon "beneficial ownership" concepts set forth in rules of the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Under these rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of each security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of Common Stock subject to currently exercisable options. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest. For instance, beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.
(2) Percent is calculated by treating shares subject to options held by the named individual which are exercisable within the next 60 days as if outstanding, but treating shares subject to options not exercisable within 60 days as not outstanding.
(3) Does not include warrants to purchase 7,500 shares of Common Stock to be granted to each organizer.

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

         The following sets forth certain information regarding the Company's executive officers and directors as of the date of this Prospectus. The Company's Articles of Incorporation provide for a classified Board of Directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 1999 annual meeting of shareholders, Class II at the 2000 annual meeting of shareholders, and Class III at the 2001 annual meeting of shareholders. Executive officers of the Company serve at the discretion of the Company's Board of Directors.

NAME                          AGE        POSITION WITH THE COMPANY
----                          ---        -------------------------
Richard W. Bailey             65         Director III
Timothy A. Brett              45         Director III
Marshall J. Collins, Jr       57         Director I
Ralph S. Crawley              63         Director II
G. Mitchell Gault             43         Director III
Tommy D. Greer                66         Director I
Bobby L. Johnson              64         Director II
Robert T. Kellett             56         Director II
Dennis O. Raines              46         Director II
Curran A. Smith               54         Director I
James D. Stewart              45         Director III, Chief Executive Officer

         Richard W. Bailey, Class III director, is involved in commercial real estate and development and has been affiliated with Caine Company for the past twelve years. In 1985, he sold his majority interest in a food brokerage company with offices in Greenville, Columbia, and Charleston. He is a past member of the Golden Strip and Greenville advisory boards for BB&T.

         Timothy A. Brett, Class III director, is President of Brett Public Relations, Inc., a full service public relations company with offices in Greenville and Columbia, South Carolina. Mr. Brett previously served as Director of Governmental Affairs and Community Relations for Michelin North America for almost seven years. He was also a member of the South Carolina House of Representatives. After leaving the House of Representatives, he served in various positions under former Governor Carroll A. Campbell, Jr. Mr. Brett is a 1974 graduate of Newberry College. He serves his community through his involvement in a number of charitable organizations, including the Salvation Army, the YMCA, and the Blue Ridge Council Boy Scouts. He presently serves as Chairman of the Newberry College Foundation Board.

         Marshall J. Collins, Jr., Class I director, is Chairman of BI-LO, Inc. and President and CEO of Ahold USA Support Services in Mauldin, South Carolina. BI-LO, Inc. is a multi state grocery store chain and is one of the largest employers in Greenville County, South Carolina. Mr. Collins was born and raised in Chicago, Illinois and is a graduate of St. Mary's College in Winona, Minnesota and the Advanced Management Program at Harvard Business School.

         Ralph S. Crawley, Class II director, is Co-Founder and President of Carter and Crawley, Inc., a custom automated control systems supplier to industrial and utility clients since 1967. He previously was Manager of Control System Manufacturing for Metal Products Corporation. Mr. Crawley graduated from Ruby High School in 1953 and attended Pierce College in Reseda, California. He has held several positions with RCA and TRW involving manufacturing and sales. Mr. Crawley is a member of the Mauldin Rotary Club, and past president and member of the Rotary Foundation Scholarship Committee. Mr. Crawley is a member of the Mauldin Library Committee and Chairman of The Building and Grounds Committee of the new Greenville County branch library; past member of the Chamber of Commerce organizing board; past member of the NCNB (n/k/a NationsBank), and a member of the Mauldin-Simpsonville advisory board.

         G. Mitchell Gault, Class III director, is the President of Kent-Gault Manufactured Homes, a retailer of manufactured homes a second generation retailer serving the "Upstate" of South Carolina since 1959. The company currently operates two sales centers in the "Golden Strip" area of Greenville County, South Carolina. Mr. Gault is also involved in the development of manufactured housing subdivisions, as well as owning and operating several manufactured housing rental communities in the Upstate. Mr. Gault graduated from the University of South Carolina in l977. He is a past President of the Fountain Inn Rotary Club. He has served on the Board of Manufactured Housing Institute of South Carolina for ten years, including two terms as chairman of that association. Mr. Gault currently serves on the Board of the Mauldin Chamber of Commerce. He is a volunteer for Meals on Wheels and is a life-long member of Trinity United Methodist Church of Fountain Inn.

         Tommy D. Greer, Class I director, is Chairman Emeritus of the Board of Catalina Marketing. He has also served as President and CEO of Catalina. Mr. Greer has 41 years of experience as one of the country's leading product marketers. Prior to joining Catalina, he took Texize Chemicals Company, a cleaning products manufacturer, from a small regional company to a nationally known marketer of such category leaders as Fantastic Spray Cleaner, Spray'n Wash, and Glass+Plus. Mr. Greer is a graduate of the Advanced Management Program at the Harvard School of Business.

         Bobby L. Johnson, Class II director, develops light industrial, office, and warehouse properties. In 1989, he sold Carolina Material Handling, a business he operated for twenty years in the Golden Strip. Mr. Johnson is a member of Edwards Road Baptist Church in Greenville and is a volunteer with Meals on Wheels. He previously served on the advisory board of Summit National Bank.

         Robert T. Kellett, Class II director, owns and operates several business in the Golden Strip, including Tommy's Snack Bar, Kellett Fuel Oil, Kellett's Korner, Inc., and Kellett's Garbage, Inc. He is a native of Greenville County and he graduated from Hillcrest High School.

         Dennis O. Raines, Class II director, is the Chief Financial Officer for Brett Public Relations, a full-service public relations company. An honor graduate of Limestone College, Raines holds a degree in business management. He was employed at Kemet Electronics for 26 years, serving in various management positions including manufacturing manager, human relations manager, and most recently business services manager. Mr. Raines serves as a member of the Mauldin City Council, where he is on the Recreation & Economic Development and the Finance & Policy committees. He is also a member of the Mauldin Library Task Force and on the board of the Golden Strip Human Resources Center and Meals on Wheels of Greenville, Inc.

         Curran A. Smith, Class I director, has owned and operated three Max Saver convenience stores since 1992. He formerly was employed with Union Carbide, and subsequently through merger with Kemet Electronics for 25 years. Mr. Smith has lived in Fountain Inn for 27 years and is a graduate of Hillcrest High School.

         James D. Stewart, Class III director, is the Chief Executive Officer and President of New Commerce and of the Bank. He has a 20 year banking career in sales and leadership positions in commercial and consumer banking. He began his career with Wachovia in 1978 and has had increasing levels of leadership and sales responsibility in consumer and commercial business banking with First Union, Southern National Bank, and BB&T. His last position was Senior Vice President and City Executive for BB&T in Greenville, South Carolina. Mr. Stewart received a B.A. degree in Journalism in 1976 from the University of North Carolina and is a graduate of the Stonier Graduate School of Banking. Mr. Stewart has served on the boards of directors of the Phyllis Wheatley Center, Greenville Chamber of Commerce, Greenville United Way, Urban League, and Blue Ridge Council Boy Scouts.

EMPLOYMENT AGREEMENTS

         The Company has entered into an employment agreement with James D. Stewart for a three-year term, pursuant to which Mr. Stewart will serve as the President, Chief Executive Officer and a director of the Company and the Bank. Mr. Stewart will be paid a salary of $96,000, plus his yearly medical insurance premium. Mr. Stewart is entitled to receive a bonus of $10,000 upon the opening of the Bank and will be eligible to receive a bonus of up to 36% of his salary for meeting performance goals set by the board. Mr. Stewart will be eligible to participate in any management incentive program of the Bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the Company), Mr. Stewart will be granted options to purchase a number of shares of common stock equal to 5% of the number of shares sold in this offering. The options will vest over a five-year period and will have a term of ten years. Additionally, Mr. Stewart will participate in the Bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

         The employment agreement with Mr. Stewart also provides that following termination of his employment with the Bank and for a period of twelve months thereafter, Mr. Stewart may not (i) compete with the Company, Bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches in the territory, (ii) solicit major customers of the Bank for the purpose of providing financial services, or (iii) solicit employees of the Bank for employment. If Mr. Stewart terminates his employment for good cause as that term is defined in the employment agreement or if Mr. Stewart is terminated following a change in control of the Company as defined in the agreement, he will be entitled to severance of his then current monthly salary for a period of 24 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately. If Mr. Stewart's employment is terminated for any reason other than for cause, he will be entitled to 12 months' severance.

         The Company and the Bank anticipate that they will enter into similar employment arrangements with other key employees as they are hired.

DIRECTOR COMPENSATION

         The organizers do not intend for the Company or the Bank to pay directors' fees until such time as the Bank is cumulatively profitable. However, the Company and the Bank reserve the right to pay directors' fees. In addition, after the offering, the Company expects to adopt a stock option plan which will permit the Company to grant options to officers, directors, and employees of the Company. The Company anticipates that it will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. The Company will not issue stock options at less that 85% of the fair market value of the common stock on the date of grant.

STOCK WARRANTS

         In recognition of the financial risk and organizational risk they have undertaken in organizing the Bank, each organizer will also receive, for no additional consideration, a warrant to purchase 7,500 additional shares of Common Stock at a purchase price of $10.00 per share. The warrants, which will be represented by separate warrant agreements, will become exercisable on the later of the date that the Bank opens for business and one year from the date of this Prospectus and will be exercisable in whole or in part during the ten year period following that date. The warrants and shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws. See "--Shares Eligible for Future Sale." If the OCC issues a capital directive or other order requiring the Bank to obtain additional capital, the warrants will be forfeited if not then exercised.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         The Company and the Bank expect to have banking and other transactions in the ordinary course of business with organizers, directors, and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the

Company and the Bank. Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. The Company intends for all of its transactions with organizers or other affiliates of the Company or the Bank to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of the Company's disinterested directors.

         Byron Richardson, a banking consultant with Bank Resources, Inc., was granted warrants to purchase 2,500 shares of the common stock of the Company in connection with services provided related to the formation of the Bank, including assistance in the preparation of the Bank's application for its charter with the OCC and its application for federal deposit insurance with the FDIC. Mr. Richardson's warrants were granted on the same terms as those warrants received by the organizers prior to the offering.

EXCULPATION AND INDEMNIFICATION

         The Company's Articles of Incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of the Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         The Company's bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 33-8-510 and 33-8-520 of the Corporation Act would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Corporation Act expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons of the Company and the Bank pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company and the Bank have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

         The Board of Directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors intends to extend indemnification rights to all of its executive officers.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

         The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary describes the material terms of the Company's capital stock. Reference is made to the Articles of Incorporation of the Company, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

         Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Company does not plan to declare any dividends in the immediate future. See "Dividend Policy." Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of common stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the Company may issue in the future.

PREFERRED STOCK

         The Articles provide that the Board of Directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, the Company will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock (for example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock), and in certain circumstances such issuances could have the effect of decreasing the market price of the common stock. The Company has no present plan to issue any shares of preferred stock. The Company will not issue preferred stock to organizers on terms more favorable than those on which it issues preferred stock to shareholders other than organizers.

CERTAIN ANTITAKEOVER EFFECTS

         The provisions of the Articles, the Bylaws and South Carolina law summarized in the following paragraphs may be deemed to have antitakeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

         Number of Directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than fifteen members.

         Classified Board of Directors. The Articles and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable.

         Removal of Directors and Filling Vacancies. The Bylaws provide that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When one or more directors resign from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by each director not later than twenty-four hours prior to the meeting when delivered personally or by telecopy or at least two days prior thereto when delivered by mail. The Company may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

         Certain Nomination Requirements. Pursuant to the Bylaws, the Company has established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide the Company within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, the Company will have a minimum of 750,000 and a maximum of 1,000,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of the Company, which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors of the Company and the Bank will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

         In general, under Rule 144, an affiliate of the Company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of the Company pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                 LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

         The financial statements of the Company dated December 31, 1998 and for the period from July 17, 1998 (inception), until December 31, 1998 have been audited by Elliott Davis & Company, L.L.P., as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon their authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the common stock, you should refer to the Registration Statement and the exhibits thereto.

         The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

         The Company and the organizers have filed or will file various applications with the OCC and the FDIC. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the OCC and the FDIC, is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus. Projections appearing in the applications were based on assumptions that the organizers believed were reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this Prospectus regarding the contents of any contract or other document referred to herein are not necessarily complete. Where such contract or document is an exhibit to the Registration Statement, each statement contained herein is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.

                     NEW COMMERCE BANCORP (IN ORGANIZATION)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                           GREENVILLE, SOUTH CAROLINA


CONTENTS

                                                                                       PAGE
                                                                                       ----
REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                                      F-2

FINANCIAL STATEMENTS
     Balance sheet                                                                      F-3
     Statement of operations                                                            F-4
     Statement of changes in owners' equity                                             F-5
     Statement of cash flows                                                            F-6

NOTES TO FINANCIAL STATEMENTS                                                   F-7 and F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Directors
NEW COMMERCE BANCORP (in organization)
Greenville, South Carolina

   We have audited the accompanying balance sheet of NEW COMMERCE BANCORP (in organization) (a development stage enterprise) as of December 31, 1998 and the related statements of operations, changes in owners' equity and cash flows for the period from July 17, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NEW COMMERCE BANCORP (in organization) (a development stage enterprise) as of December 31, 1998 and the results of its operations and its cash flows for the period from July 17, 1998 (date of inception), to December 31, 1998, in conformity with generally accepted accounting principles.






Greenville, South Carolina
December 31, 1998

                     NEW COMMERCE BANCORP (IN ORGANIZATION)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEET
                               DECEMBER 31, 1998




                                     ASSETS
Cash and cash equivalents                                                       $     1,762,031
Real estate options                                                                      39,800
Deferred stock offering costs                                                           143,427
Office furniture                                                                          8,218
                                                                                ---------------
       Total assets                                                             $     1,953,476
                                                                                ===============


                         LIABILITIES AND OWNERS' EQUITY
LIABILITIES                                                                     $            --

COMMITMENTS AND CONTINGENCIES - Note 2

OWNERS' EQUITY
   Preferred stock, $.01 par value per share; 10,000,000 shares
     authorized, no shares issued                                                            --
   Common stock, $.01 par value per share, 10,000,000 shares
     authorized; 200,000 shares issued                                                    2,000
   Additional paid-in capital                                                         1,998,000
   Retained deficit accumulated during the development stage                            (46,524)
                                                                                ---------------
       Total liabilities and owners' equity                                     $     1,953,476
                                                                                ===============


    The accompanying notes are an integral part of this financial statement.

                     NEW COMMERCE BANCORP (IN ORGANIZATION)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENT OF OPERATIONS
             FOR THE PERIOD FROM JULY 17, 1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1998


EXPENSES
   Stock sale promotion                                                         $        16,300
   Rent                                                                                  11,650
   Telephone and supplies                                                                   944
   Travel and meals                                                                       6,444
   Printing and copying                                                                   4,338
   Other                                                                                  6,848
                                                                                ---------------
       Loss before provision for income taxes                                           (46,524)

PROVISION FOR INCOME TAXES                                                                   --
       Net loss                                                                 $       (46,524)
                                                                                ===============


    The accompanying notes are an integral part of this financial statement.

                     NEW COMMERCE BANCORP (IN ORGANIZATION)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     STATEMENT OF CHANGES IN OWNERS' EQUITY
              FOR THE PERIOD FROM JULY 17,1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1998


                                                                                             RETAINED
                                                                                              DEFICIT
                                                                                            ACCUMULATED
                                                   COMMON STOCK            ADDITIONAL        DURING THE
                                            -------------------------        PAID-IN        DEVELOPMENT
                                              SHARES         AMOUNT          CAPITAL           STAGE           TOTAL
                                            -----------   -----------   --------------   -----------------  ------------
PROCEEDS FROM THE SALE OF
   STOCK TO ORGANIZERS                          200,000   $     2,000   $    1,998,000   $              --  $   2,000,000

NET LOSS                                             --            --               --             (46,524)       (46,524)
                                            -----------   -----------   --------------   -----------------  -------------

BALANCE, DECEMBER 31, 1998                      200,000   $     2,000   $    1,998,000   $         (46,524) $   1,953,476
                                            ===========   ===========   ==============   =================  =============


    The accompanying notes are an integral part of this financial statement.

                     NEW COMMERCE BANCORP (IN ORGANIZATION)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENT OF CASH FLOWS
              FOR THE PERIOD FROM JULY 17,1998 (DATE OF INCEPTION)
                              TO DECEMBER 31, 1998

NET CASH USED FOR PRE-OPERATING ACTIVITIES
   Net loss                                                                     $       (46,524)
   Deferred stock offering costs                                                       (143,427)
                                                                                ---------------
         Net cash used for pre-operating activities                                    (189,951)
                                                                                ---------------

INVESTING ACTIVITIES
   Purchase of office furniture                                                          (8,218)
   Purchase of real estate options                                                      (39,800)
                                                                                ---------------
         Net cash used for investing activities                                         (48,018)
                                                                                ---------------

FINANCING ACTIVITIES
   Proceeds from sale of stock                                                        2,000,000
                                                                                ---------------
         Net cash provided by financing activities                                    2,000,000
                                                                                ---------------
         Net increase in cash                                                         1,762,031

CASH AND CASH EQUIVALENTS, JULY 17, 1998
   (DATE OF INCEPTION)                                                                       --
                                                                                ---------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                        $     1,762,031
                                                                                ===============


    The accompanying notes are an integral part of this financial statement.

                     NEW COMMERCE BANCORP (IN ORGANIZATION)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS

            NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND
                                   ACTIVITIES

         NEW COMMERCE BANCORP (the "Company") is a South Carolina corporation organized for the purpose of owning and controlling all of the capital stock of NEW COMMERCE BANK, N.A. (IN ORGANIZATION) (the "Bank"). The Bank is being organized as a national bank under the laws of the United States with the purpose of becoming a new community bank to be located in Greenville County, South Carolina. The Company has filed a charter application with the OCC and an application for deposit insurance with the FDIC. Provided that the applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in May of 1999.

         The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

         The Company intends to sell a maximum of 1,000,000 and a minimum of 750,000 shares of its common stock at $10 per share. The maximum offering will raise $9,700,000 and minimum offering will raise $7,200,000, each net of $200,000 estimated sales agent commissions and $100,000 offering expenses. The organizers of the Company have purchased 200,000 shares of common stock at $10 per share, for a total of $2,000,000. The remaining shares will be sold through a public offering. The Company will use a maximum of $8,250,000 and minimum of $7,000,000 of the proceeds to capitalize the proposed Bank.

YEAR-END
     The Company has adopted a fiscal year ending on December 31, effective for the period ending December 31, 1998.

ESTIMATES
     The financial statements include estimates and assumptions that effect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

CASH EQUIVALENTS
     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limits.

DEFERRED STOCK OFFERING COSTS
     Deferred stock offering costs are costs incurred by the Company in connection with the offering and issuance of its stock. The deferred stock offering costs will be deducted from the Company's additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred stock offering costs will be charged to operations during the period in which the offering is deemed unsuccessful.

ORGANIZATION COSTS
     Organization costs are costs that have been incurred in the expectation that they will generate future revenues or otherwise benefit periods after the Company begins planned operations. Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. In accordance with SOP 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

     This SOP is effective for fiscal periods beginning after December 15, 1998. The Company has elected early adoption of this pronouncement and accordingly, has charged all organization costs to operations.

INCOME TAXES
     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax bases of assets and liabilities. At December 31, 1998, no taxable income has been generated and therefore, no tax provision has been included in these financial statements.


NOTE 2 - COMMITMENTS AND CONTINGENCIES

         The Company has entered into an agreement with a law firm to assist in preparing and filing all organizational, incorporation, and bank applications and to assist in preparing stock offering documents and consummating the Company's initial offering. The aggregate cost of the services is expected to approximate $40,000.

         The Company has entered into an agreement with a bank consultant to assist in establishing the Bank. The aggregate cost of the services is expected to approximate $48,000.

         The Company has entered into an agreement to purchase approximately $40,000 of office furniture and equipment for its proposed branch office.

         The Company leases temporary office space under a month-to-month operating lease. The lease requires monthly payments of $600 and includes secretarial services on an as needed basis. Additionally, the Company has entered into a 12-month operating lease for a modular unit to temporarily serve as its first branch office. The lease requires monthly payments of approximately $3,100. The Company plans to construct a permanent building by the conclusion of the lease term.

         The Company has established a $425,000 line of credit with a bank. This line is uncollateralized and is guaranteed by the organizers, jointly and severally. The line bears interest at prime rate. No amounts are outstanding on this line of credit as of December 31, 1998.

         The Company has paid $35,000 for refundable options on three pieces of real estate and plans to purchase the properties to build main and branch offices. The first option (expires on January 26, 1999) for $15,000 entitles the company to purchase 1.7 acres to be used as the main office for $584,000. The second option (expires on March 30, 1999) for $15,000 is for an alternate location for the main office and entitles the Company to purchase 2 acres for $691,000. The third option for $5,000 is to purchase 1.04 acres for $440,000 to be used as the site for the branch office. This transaction closed on January 7, 1999.

         The Company entered into an employment agreement with its President and Chief Executive Officer that includes a three-year compensation term, bonus plan, incentive program, and term life insurance. The agreement contains various termination clauses including abandonment of the effort to organize the Bank.


NOTE 3 - RELATED PARTY TRANSACTIONS

         One of the organizers of the Company owns the building from which the Company leases its temporary office space.

                              NEW COMMERCE BANCORP
                    STOCK ORDER FORM/SUBSCRIPTION AGREEMENT


TO:      New Commerce BanCorp
         712 N. Main Street
         Greenville, South Carolina  29609


Ladies and Gentlemen:

         You have informed me that New Commerce BanCorp, a South Carolina corporation (the "Company"), is offering up to 800,000 shares of its common stock, at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the Prospectus furnished with this Subscription Agreement to the undersigned (the "Prospectus").

         1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "The Bankers Bank as escrow agent for New Commerce BanCorp" the amount indicated below (the "Funds"), representing the payment of $10.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

         4. REVOCATION. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.



----------------------------------------------                    --------------------------------------------------------
Number of Shares Subscribed                                       Name or Names of Subscribers (Please Print)
for (minimum 100 shares)


$
----------------------------------------------                    --------------------------------------------------------
Total Subscription Price at                                       Please indicate form of ownership desired (individual,
$10.00 per share (funds must be                                   joint tenants with right of survivorship, tenants in
enclosed)                                                         common, trust corporation, partnership, custodian, etc.)


Date:                                                                                                               (L.S.)
      ----------------------------------------                    --------------------------------------------------
                                                                  Signature of Subscriber(s)



----------------------------------------------                    --------------------------------------------------
Social Security Number or Federal                                 Signature of Subscriber(s)                        (L.S.)
Taxpayer Identification Number

Street (Residence) Address:

         ------------------------------------------

         ------------------------------------------

         ------------------------------------------
         City, State and Zip Code


         When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.



TO BE COMPLETED BY THE COMPANY:

         Accepted as of                   , 199  , as to             shares.
                       ------------------      --       -------------


                               NEW COMMERCE BANCORP


                               --------------------------------------------
                               By:
                               Title:

                     FEDERAL INCOME TAX BACKUP WITHHOLDING


         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.


                              SUBSTITUTE FORM W-9

         Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

         You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

         Each subscriber should complete this section.


-------------------------------------------------------           ----------------------------------------------------
Signature of Subscriber                                           Signature of Subscriber


-------------------------------------------------------           ----------------------------------------------------
Printed Name                                                      Printed Name


-------------------------------------------------------           ----------------------------------------------------
Social Security or Employer                                       Social Security or Employer
Identification No.                                                Identification No.

=================================================================


No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby. If given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder at any time shall under any circumstances create any implication that the information herein is correct at any time after the date hereof.

                 _________________________

                 _________________________


UNTIL ____________________, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.



=================================================================


=================================================================


                      750,000 SHARES





                   NEW COMMERCE BANCORP


              A PROPOSED HOLDING COMPANY FOR

                 NEW COMMERCE BANK, N.A.
                        (PROPOSED)



                    [INSERT LOGO HERE]


                       COMMON STOCK



                        PROSPECTUS





                     [DATE OF OFFER]


=================================================================

                                    PART II


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.   Indemnification of Directors and Officers

         The Company's Articles of Incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of the Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (The "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         The Company's bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the Corporation Act. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 33-8-510 and 33-8-520 of the Corporation Act would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Corporation Act expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         Insofar as indemnification for liabilities arising under the Corporation Act may be permitted to directors, officers, and controlling persons of the Company and the Bank pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company and the Bank have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Corporation Act and is, therefore, unenforceable.

         The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

         The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against him or incurred by him in any such capacity, whether or not the Company would have the power to indemnify him against such liability under the bylaws.

Item 25.   Other Expenses of Issuance and Distribution.

           Estimated expenses (other than underwriting commissions) of the sale of the shares of common stock are as follows:

           Registration Fee                                          $      2,224
           Printing and Engraving                                          20,000
           Legal Fees and Expenses                                         30,000
           Accounting Fees                                                  5,000
           Blue Sky Fees and Expenses                                      10,000
           Miscellaneous Disbursements                                      5,000
                                                                     ------------

           TOTAL                                                     $     72,224
                                                                     ============


Item 26.   Recent Sales of Unregistered Securities.

         From inception, the Company has issued a total of 200,000 shares of its common stock to its organizers. The price per share was $10.00 for a total purchase price of $2,000,000. There were no underwriting discounts or commissions paid with respect to these transactions. All sales were exempt under Section 4(2) of the Securities Act of 1933.

Item 27.   Exhibits.

3.1.     Articles of Incorporation, as amended

3.2.     Bylaws

4.1.     See Exhibits 3.1 and 3.2 for provisions in the Company's Articles of
         Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     Form of certificate of common stock

5.1.     Opinion Regarding Legality

10.1.    Employment Agreement dated August 1, 1998 between the Company and
         James D. Stewart

10.2. *Agreement to Buy and Sell dated January 4, 1999, between the Company, as buyer, and The Bess G. Kirkland Trust, as seller

10.3. Agreement to Buy and Sell dated September 30, 1998 between the Company, as buyer, and Stephen M. Young and Lewis P. Young, Trustees of
         Wilbert Burial Vault, Inc., Profit Sharing Plan, as seller

10.4 Agreement to Buy and Sell dated October 26, 1998, between Company, as buyer, and Hawkins Development Corporation, as seller

10.5     Sales Agency Agreement dated December 11, 1998 between the Company and
         J.C. Bradford & Co.

10.6     Escrow Agreement dated October 27, 1998 between the Company and The
         Bankers Bank

10.7     Data Processing Services Agreement and Contract  Modification dated
         December 1, 1998 between the Company and Jack Henry & Associates,
         Inc.

10.8     Form of Stock Warrant Agreement

23.1.    Consent of Independent Public Accountants

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. Power of Attorney (filed as part of the signature page to the Registration Statement)

27.1.    *Financial Data Schedule (for electronic filing purposes)

* To be filed by Amendment

Item 28. Undertakings.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 24 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Signature                                    Title                                    Date
---------                                    -----                                    ----

/s/ G. Mitchell Gault
------------------------------------
G. Mitchell Gault                           Director                            January 14, 1999

/s/ Tommy D. Greer
------------------------------------
Tommy D. Greer                              Director                            January 14, 1999

/s/ Bobby L. Johnson
------------------------------------
Bobby L. Johnson                            Director                            January 14, 1999

/s/ Robert T. Kellett
------------------------------------
Robert T. Kellett                           Director                            January 14, 1999

/s/ Dennis O. Raines
------------------------------------
Dennis O. Raines                            Director                            January 14, 1999

/s/ Curran A. Smith
------------------------------------
Curran A. Smith                             Director                            January 14, 1999

/s/ James D. Stewart
------------------------------------
James D. Stewart                            Director, Chief Executive           January 14, 1999
                                            Officer and President

                                   SIGNATURES

Signature                                    Title                                    Date
---------                                    -----                                    ----

/s/ G. Mitchell Gault
------------------------------------
G. Mitchell Gault                           Director                            January 14, 1999

/s/ Tommy D. Greer
------------------------------------
Tommy D. Greer                              Director                            January 14, 1999

/s/ Bobby L. Johnson
------------------------------------
Bobby L. Johnson                            Director                            January 14, 1999

/s/ Robert T. Kellett
------------------------------------
Robert T. Kellett                           Director                            January 14, 1999

/s/ Dennis O. Raines
------------------------------------
Dennis O. Raines                            Director                            January 14, 1999

/s/ Curran A. Smith
------------------------------------
Curran A. Smith                             Director                            January 14, 1999

/s/ James D. Stewart
------------------------------------
James D. Stewart                            Director, Chief Executive           January 14, 1999
                                            Officer and President

                                 EXHIBIT INDEX

EXHIBIT           DESCRIPTION
-------           -----------

Item 27. Exhibits.

3.1.     Articles of Incorporation, as amended

3.2.     Bylaws

4.1.     See Exhibits 3.1 and 3.2 for provisions in the Company's Articles of
         Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     Form of certificate of common stock

5.1.     Opinion Regarding Legality

10.1.    Employment Agreement dated August 1, 1998 between the Company and James
         D. Stewart

10.2 *Agreement to Buy and Sell dated January 4, 1999, between the Company, as buyer, and The Bess G. Kirkland Trust, as seller

10.3 Agreement to Buy and Sell dated September 30, 1998 between the Company, as buyer, and Stephen M. Young and Lewis P. Young, Trustees of
         Wilbert Burial Vault, Inc., Profit Sharing Plan, as seller

10.4 Agreement to Buy and Sell dated October 26, 1998, between Company, as buyer, and Hawkins Development Corporation, as seller

10.5 Sales Agency Agreement dated December 11, 1998 between the Company and J.C. Bradford & Co.

10.6     Escrow agreement dated October 27, 1998 between the Company and The
         Bankers Bank

10.7     Data Processing Services Agreement and Contract Modification dated
         December 1, 1998 between the Company and Jack Henry & Associates,
         Inc.

10.8     Form of Stock Warrant Agreement

23.1.    Consent of Independent Public Accountants

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1. Power of Attorney (filed as part of the signature page to the Registration Statement)

27.1.    *Financial Data Schedule (for electronic filing purposes)

* To be filed by Amendment